Ceasing Control of Credit Suisse Institutional Money Market Prime Portfolio Class A
As of December 31, 2008, Credit Suisse Holdings America Inc (Shareholder) owned 1,500,000,000.000 shares of the Fund, which represented 47.13 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Institutional Money Market Prime Portfolio Class B
As of December 31, 2008, CSWP Money Fund Settlement (Shareholder) owned 53,918,648.53 shares of the Fund, which represented 99.99 % of the Fund.
As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Institutional Money Market Prime Portfolio Class C
As of December 31, 2008, CSWP Money Fund Settlement (Shareholder) owned 101,977,511.300 shares of the Fund, which represented 99.94 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.